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For period ended 10-31-11
Registrant Name: American Beacon Funds
File Number: 811-4984

Item 77.0 Transactions effected pursuant to Rule 10f-3.

The following Rule 10f-3 transactions were effected by the Emerging Markets
Fund:

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
Security:                  Yandex NV
Date of purchase:          5/24/2011
Date offering commenced:   5/24/2011
Purchase price:            25.00 USD
Commission rate:           5.00%
Syndicate Members:         Goldman Sachs & Co, Deutsche Bank Securities,
                           Morgan Stanley, Piper Jaffray, Pacific
                           Crest Securities
Securities acquired from:  Deutsche Bank Securities
Affiliated underwriter:    Morgan Stanley
Amount purchased:          3,677
Total offering:            52,174,088

Security:                  Samsonite International SA
Date of purchase:          6/10/2011
Date offering commenced:   6/16/2011
Purchase price:            14.50 HKD
Commission rate:           1.75%
Syndicate Members:         Goldman Sachs (Asia) LLC, UBS AG, The Royal
                           Bank of Scotland N.V. , Sun Hung Kai International
                           Ltd, The HongKong and Shanghai Banking Corporation
                           Limited, Morgan Stanley Asia LTD
Securities acquired from:  The Royal Bank of Scotland
Affiliated underwriter:    Morgan Stanley Asia LTD
Amount purchased:          129,000
Total offering:            671,235,600
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